EX-99.1

For Immediate Release	Contact:	Elliot Sloane
ESPR LLC
(917) 291-0833
Elliot.espr@gmail.com

Enzo Biochem Proposes to Increase Size of Board and Will Appoint Additional Highly Qualified, Diverse Independent Director in Near Future

Assures the Election of Both Harbert Nominees

Withdraws Nomination of Dr. Bruce Hanna, Ph.D.; Current Nominees Rebecca Fischer and Barry Weiner Remain

Post Appointment of New Diverse Director, 71% of Directors Would be Independent; 80% of Independent Directors Would be New Additions Since Last Annual Meeting

Company to Mail Proxy Supplement and New GOLD Proxy Card

Delays Annual Shareholder Meeting Until February 25, 2020

New York, January 28, 2020 – Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostics and life sciences company focusing on delivering and applying advanced technology capabilities to produce affordable, reliable and fully-automated platforms and related products and services that enable its customers to meet their clinical needs, today announced that Enzo’s board of directors (“Board”) has made a series of changes to the agenda for the upcoming Annual Meeting of Shareholders of the Company (“Annual Meeting”).

As a result of these changes to the agenda, Enzo proposes to shareholders:

•	To amend the bylaws to increase the size of the Board from five to six directors and provide the Board discretion to further increase the size of the Board to seven;
•	To elect both nominees of Harbert Discovery Fund, LP (“Harbert”);
•	Upon shareholder approval of the board size increase, to elect co-founder and significant shareholder Barry Weiner and to appoint a highly qualified and experienced, diverse independent director to be identified in the near future.

In connection with these changes, Dr. Bruce Hanna, Ph.D. has decided to withdraw his candidacy.

Enzo noted that as a result of these potential Board additions, 71% of the total Board composition would be independent directors and 80% of the independent directors would be new additions to the Board since the last year’s annual meeting.

“We have heard loud and clear from many of our shareholders their desire for Enzo to expand the size of our Board and increase the number of independent directors to bring in fresh perspectives in order to address the growing complexity and opportunity in our business and to add greater diversity to our board.

Shareholders want us to move past this proxy contest and focus our energy on our business. As a result, we no longer oppose Harbert’s nominees. We look forward to working to identify and appoint a highly qualified, experienced and diverse director in the near future,” said Dov Perlysky, Lead Independent Director of Enzo. “We want to thank Dr. Hanna for his service and invaluable contributions as a member of the Board.”

According to Enzo, the Company has attempted to reach an amicable resolution with Harbert, but has been unable to reach an agreement that it believes is in the best interest of all shareholders. As a result, it is taking these actions today to provide shareholders with additional choices regarding how to expand and constitute the Enzo Board if an agreement with Harbert is not possible. Enzo believes the proposed increase in Board size and diversity reflects the feedback and desire of Enzo’s shareholders.

To implement these changes to the agenda of the Annual Meeting, the Company is required to file and mail a proxy supplement and new GOLD proxy card to all shareholders and give shareholders sufficient time to review those proxy materials. Therefore, the Board will delay the Annual Meeting until February 25, 2020. The record date remains December 3, 2019. To be able to vote on the new proposals at the Annual Meeting, shareholders are urged to vote the new GOLD proxy card. More detail will be included in the proxy supplement to be filed with the Securities and Exchange Commission in the coming days.

Important Additional Information and Where to Find It

Enzo Biochem, Inc. (the “Company”) has filed and mailed to shareholders a definitive proxy statement and proxy supplement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. The Company intends to file and mail to shareholders a new proxy supplement and new GOLD proxy card Shareholders are strongly encouraged to read the Company’s proxy statement, proxy supplements, accompanying GOLD proxy card and all other documents filed with the SEC as they become available carefully and in their entirety as they contain important information.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement and proxy supplement for the 2019 Annual Meeting of Shareholders filed with the SEC on December 5, 2019 and December 31, 2019, respectively. The Company’s definitive proxy statement and proxy supplement can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.